Exhibit 8.1

List of Subsidiaries of POSCO
(As of December 31, 2004)

Jurisdiction of
Name	Incorporation
POSCO Engineering & Construction Co., Ltd. (POSEC)	Korea
Posteel Co., Ltd.	Korea
POSCON Co., Ltd.	Korea
Pohang Coated Steel Co., Ltd.	Korea
POSCO Machinery & Engineering Co., Ltd.	Korea
POSDATA Co., Ltd.	Korea
POSCO Research Institute	Korea
Seung Kwang Co., Ltd.	Korea
POS-AC Co., Ltd.	Korea
Changwon Specialty Steel Co., Ltd.	Korea
POSCO Machinery Co., Ltd.	Korea
POSTECH Venture Capital Co., Ltd.	Korea
POSCO Refractories & Environment (POSREC)	Korea
SEO MUEUN Development Inc.	Korea
POSCO America Corp. (POSAM)	U.S.A.
POSCO Australia Pty. Ltd. (POSA)	Australia
POSCO Canada Ltd. (POSCAN)	Canada
POSCO Asia Co., Ltd. (POA)	Hong Kong
VSC POSCO Steel Corp. (VPS)	Vietnam
DALIAN POSCO-CFM Coated Steel Co., Ltd.	China
POS-Tianjin Coil Center Co., Ltd.	China
POSMETAL Co., Ltd.	Japan
Shanghai Real Estate Development Co., Ltd.	China
IBC Corporation	Vietnam
POSLILAMA Steel Structure Co., Ltd.	Vietnam
Zhangjiagang Pohang Stainless Steel Co., Ltd.	China
SHUNDE Pohang Coated Steel Co., Ltd.	China
POS-THAI Steel Service Center Co., Ltd.	Thailand
Qingdao Pohang Stainless Steel Co., Ltd.	China
Myanmar-POSCO Co., Ltd.	Myanmar
Zhangjiagang POSHA Steel Port Co., Ltd.	China
POSCO Investment Co., Ltd.	Hong Kong
POSCO (SUZHOU) Automotive Processing Center Co., Ltd.	China
POS-Qingdao Coil Center Co., Ltd.	China
POSCO-China Holding Corp.	China
POS-ORE Pty. Ltd.	Australia
POSCO-JAPAN Co., Ltd.	Japan